UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): November 24, 2004

Robbins & Myers, Inc.

(Exact name of Registrant as specified in its charter)

Ohio	0-288	31-0424220

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

1400 Kettering Tower, Dayton, OH	45423

(Address of principal executive offices)	(Zip code)

937-222-2610

(Registrant’s telephone number including area code)

Not applicable

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

     (a) Robbins & Myers, Inc. (the “Company”) and its wholly-owned subsidiary Robbins & Myers Europe AG, in connection with the Company’s restructuring of its Romaco unit, entered into a Mutual Severance Agreement with Karl H. Bergmann on November 26, 2004 (the “Agreement”). A copy of the Agreement is filed as Exhibit 10.1 to this Report. Under the Agreement, Mr. Bergmann, who had been a Vice President of the Company and President of Romaco until October 5, 2004, ceased to be an employee of the Company or any of its subsidiaries on November 30, 2004. The Agreement provides for severance and other payments to Mr. Bergmann in lieu of any rights he may have had under certain employment related agreements he had with the Company and certain of its subsidiaries. The Agreement provides that Mr. Bergmann will be paid a total of 530,000 Euros as severance and pension payments, with such amount payable as follows: 193,000 Euros to Mr. Bergmann on November 30, 2004, a 72,000 Euros contribution to his pension plan on November 30, 2004, and 265,000 Euros to Mr. Bergmann on May 31, 2005. Mr. Bergmann was not a participant in the Company’s pension plans. The Agreement also provides that the housing allowance and the use of the automobile that was available to him in connection with his international assignment will continue to be available to him through May 31, 2005 and April 30, 2005, respectively. In addition, on November 30, 2004, Mr. Bergmann was paid U.S. $25,000 in connection with the termination of certain of his employee options.

     (b) The Company has two shareholder approved plans in which executive officer’s of the Company participate: the Senior Executive Annual Cash Bonus Plan (the “Annual Plan”) and the 1999 Long-Term Stock Incentive Plan (the “1999 Plan”). In November 2004, the Compensation Committee of the Board, which administers both plans, approved the following: (i) in connection with the Cash Plan, approved the cash bonus threshold, target and maximum awards based on achieving for fiscal 2005 certain performance targets based on sales, earnings per share and free cash flow, with each factor given equal weight and (ii) in connection with stock awards for executive officers under the 1999 Plan, approved stock award thresholds, target and maximum based on achieving for fiscal 2005 and fiscal 2006 certain performance targets based on earnings per share and return on net assets.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

     Effective November 24, 2004, Robbins & Myers, Inc. (the “Company”) and its lenders amended the Third Amended and Restated Credit Agreement (the “Agreement”) dated as of October 7, 2003. The Agreement as amended provides that Robbins & Myers, Inc. may borrow on a revolving credit basis up to a maximum of $100,000,000. As of November 30, 2004, the Company had outstanding borrowings of $9,897,000 under the Agreement. All outstanding amounts under the Agreement are due and payable on October 7, 2006. Interest is variable based on formulas tied to LIBOR or prime, at the Company’s option, and is payable at least quarterly. The text of the amendment is attached as Exhibit 4.1 to this Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits

4.1	- Amendment No. 2 to Credit Agreement.

       10.1 – Mutual Severance Agreement among Robbins & Myers, Inc., Robbins & Myers Europe AG and Karl H. Bergmann, dated November 26, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Robbins & Myers, Inc.

Date: December 1, 2004	By: /s/ Kevin J. Brown

Kevin J. Brown
Vice President and Chief Financial Officer